Exhibit 99.1

PRESTO*	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 15-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2006 SALES AND EARNINGS

Eau Claire, Wisconsin (October 27, 2006) -- National Presto Industries, Inc. (NYSE: NPK) announced today increased third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about third quarter 2006 sales and earnings, Maryjo Cohen, President, stated, “The 2005 annual report prediction concerning Defense has now proven accurate for each of the first three quarters of the year. Like second quarter, all three of the Company’s segments enjoyed sales increases during the quarter under review, with the Defense segment’s increase having the most significant impact. Likewise, as in the earlier quarters, the Defense segment contributed the majority of the quarter’s earnings increase. The earnings improvement was further augmented by a respectable increase in the Housewares/Small Appliance segment’s earnings over those enjoyed during the prior year’s comparable quarter, in largest part attributable to that segment’s higher sales volume. Increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve in prior periods and a reduction in the loss from the Absorbent Product segment also had a favorable, albeit nominal, impact on earnings.”

National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces and sells medium caliber ammunition items and absorbent products. The Company is widely recognized as an innovator of new products.

THREE MONTHS ENDED
	October 1, 2006	October 2, 2005
Net Sales	$ 81,531,000	$ 39,545,000
Net Earnings	$ 7,180,000	$ 2,657,000
Net Earnings Per Share	$ 1.05	$ .39
Weighted Shares Outstanding	6,833,000	6,828,000
NINE MONTHS ENDED
	October 1, 2006	October 2, 2005
Net Sales	$ 184,598,000	$ 109,573,000
Net Earnings	$ 12,712,000	$ 5,507,000
Net Earnings Per Share	$ 1.86	$ .81
Weighted Shares Outstanding	6,832,000	6,827,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-K for the period ended December 31, 2005.

*Trademark of National Presto Industries, Inc.